Exhibit 10.3

FORM OF OMNIBUS AGREEMENT

among

SUSSER PETROLEUM PARTNERS LP,

SUSSER PETROLEUM PARTNERS GP LLC

and

SUSSER HOLDINGS CORPORATION

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), among Susser Holdings Corporation, a Delaware corporation (“SHC”), Susser Petroleum Partners GP LLC, a Delaware limited liability company (the “General Partner”), and Susser Petroleum Partners LP, a Delaware limited partnership (the “Partnership”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

1.             The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to certain business opportunities to be offered to the Partnership by the SHC Entities (as defined herein) and certain obligations of the Partnership to the SHC Entities.

2.             The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties.

3.             The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by SHC and its Affiliates (as defined herein) as well as direct expenses, including operating expenses, incurred by SHC and its Affiliates for and on behalf of the Partnership Entities (as defined herein) and other services to be provided to the Partnership.

4.             The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article V, with respect to the granting of a license from SHC to the Partnership Entities.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
Definitions

1.1           Definitions

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” has the meaning given such term in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Alternate Fuel Sales Rate” means the per gallon fee that the Partnership will receive for certain motor fuel volumes distributed to SHC under the certain circumstances outlined in Article II hereto.  The Alternate Fuel Sales Rate, at any given time, is equal to the Partnership Prior-Year Distribution Cost, excluding the Partnership’s cost to purchase the motor fuel, plus a profit margin equal to 30% of the Partnership Prior-Year Distribution Cost.  The Alternate Fuel Sales Rate shall be recalculated annually on April 1 of each year based upon the audited financials statements of the Partnership for the prior fiscal year.  The Alternate Fuel Sales Rate shall become effective immediately upon recalculation on April 1 of each year and  will remain effective for twelve months.   Notwithstanding the foregoing, the Alternate Fuel Sales Rate in effect for the year in which an SHC Store becomes subject to the SHC Distribution Contract shall remain in effect, without adjustment or recalculation, with respect to such SHC Store for the balance of the term of such SHC Store under the SHC Distribution Contract.

“Annual Construction Plan” has the meaning given such term in Section 2.3 of this Agreement.

“Cause” has the meaning given such term in the Partnership Agreement.

“Certificate of Cost” has the meaning given such term in Section 2.2(d) of this Agreement.

“Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units.

“Common Units” has the meaning given such term in the Partnership Agreement.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, by and among the General Partner, the Partnership, Susser Petroleum Company LLC, SHC and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Covered Environmental Losses” means all Losses arising out of or under or related to Environmental Laws including costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees or other measures required or necessary under Environmental Laws, and the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work of any and every kind or character, fixed or contingent, by reason of or arising out of:

(i)            any violation or correction of violation of Environmental Laws, including performance of any Environmental Activity associated in any way with the ownership or operation of Partnership Assets; or

(ii)           any event, circumstance, action, omission or condition associated in any way with ownership or operation of the Partnership Assets (including the exposure to or presence of Hazardous Substances on, under, about, Releasing or threatening to be Released to or from the Partnership Assets or the exposure to or Release or threatened

Release of Hazardous Substances arising out of operation of the Partnership Assets at non-Partnership Asset locations).

“Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required, necessary or conducted under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, regional and local laws, statutes, rules, regulations, orders, judgments, settlements, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of human health and safety, the environment or natural resources, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the federal Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, the federal Occupational Safety and Health Act and other environmental conservation and protection laws, each as amended through the Closing Date, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (c) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, handling or Release of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, filing, notice, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Estimated Option Purchase Price” has the meaning given such term in Section 2.2(d) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Notice” has the meaning given such term in Section 2.2(c) of this Agreement.

“Existing SHC Store” has the meaning given such term in Section 2.2(b) of this Agreement.

“First Year Option Period” has the meaning given such term in Section 2.2(a) of this Agreement.

“First Year Option Stores” has the meaning given such term in Section 2.2(a) of this Agreement.

“Future SHC Store” has the meaning given such term in Section 2.2(b) of this Agreement.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant, toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated by, or as to which liability may attach under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products, or any components, fractions or derivatives thereof, and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

“Indemnified Party” means each Partnership Group Member or each SHC Entity, as the case may be, in their capacities as parties entitled to indemnification in accordance with Article III.

“Indemnifying Party” means each of the Partnership or SHC, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article III.

“Lease” has the meaning given such term in Section 2.2(e) of this Agreement.

“License” has the meaning given such term in Section 5.1 of this Agreement.

“Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, fixed or contingent.

“Mark” has the meaning given such term in Section 5.1 of this Agreement.

“Name” has the meaning given such term in Section 5.1 of this Agreement.

“Option Closing Date” has the meaning given such term in Section 2.2(c) of this Agreement.

“Option Purchase Price” has the meaning given such term in Section 2.2(d) of this Agreement.

“Option Stores” means the First Year Option Stores, the Second Year Option Stores and the Third Year Option Stores.

“Option Periods” means the First Year Option Period, the Second Year Option Period and the Third Year Option Period.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Susser Petroleum Partners LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date immediately following the completion of the initial public offering of the Common Units.

“Partnership Assets” means the wholesale motor fuel distribution assets, properties and associated infrastructure and equity interests owned directly or indirectly by the Partnership upon completion of the initial public offering described in the Registration Statement.

“Partnership Entities” means the General Partner and each Partnership Group Member.

“Partnership Group” means the Partnership and its Subsidiaries.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Indemnitee” means any Person who is an Indemnitee as defined in the Partnership Agreement; provided, however, that for purposes of this definition, the term “Indemnitee” shall exclude SHC and any Affiliate of SHC that is not a Partnership Group Member.

“Partnership Prior-Year Distribution Cost” means, for purposes of determining the Alternate Fuel Sales Rate, at any given time, the Partnership’s per-gallon motor fuel distribution cost for the prior year, which is calculated as: (a) the sum of (i) general and administrative expense, other operating expenses and net Texas margin tax expense (other than any Texas margin taxes related to rental income received by the Partnership), each as reflected in the Partnership’s audited financial statements for such year, and (ii) maintenance capital expenditures for such year, (b) divided by the total number of gallons sold by the Partnership during such fiscal year.  The Partnership Prior-Year Distribution Cost shall be recalculated annually on April 1 of each year based upon the audited financials statements of the Partnership for the prior fiscal year.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Permitted Liens” means those matters set forth on any survey of the SHC Stores and all easements conditions and restrictions, if any, relating to the SHC Stores, to the extent and only to the extent that the same may still be in force and effect, shown of record in the office of the County in which the SHC Stores are located, and zoning, building and other laws, regulations and ordinances of any and all municipal, governmental and quasi-governmental bodies and agencies having jurisdiction over the SHC Stores or any part thereof, statutory liens for ad valorem taxes and standby fees on the SHC Stores which are not yet delinquent, license or access agreements (including cross or reciprocal access agreements), utility easements, leases, and purchase money security interests in equipment or fixtures located on the SHC Stores after the date of conveyance.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government body or agency or political subdivision thereof or other entity.

“Pre-Existing Distribution Contract” has the meaning given such term in Section 2.1(b) of this Agreement.

“Preliminary Option Store List” has the meaning given such term in Section 2.2(b) of this Agreement.

“Preliminary Purchase Notice” has the meaning given such term in Section 2.2(b) of this Agreement.

“Proposed Acquisition” has the meaning given such term in Section 2.4 of this Agreement.

“Proposed Acquisition Notice” has the meaning given such term in Section 2.4 of this Agreement.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-182276), as amended, filed with the Securities and Exchange Commission with respect to the proposed initial public offering of Common Units by the Partnership.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Retained Assets” means the equipment, properties, equity interests and other assets owned by any of the SHC Entities that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or any other documents relating to the transactions referred to in the Contribution Agreement.

“Sale and Leaseback Option” has the meaning given such term in Section 2.2 of this Agreement.

“Second Year Option Period” has the meaning given such term in Section 2.2(a) of this Agreement.

“Second Year Option Stores” has the meaning given such term in Section 2.2(a) of this Agreement.

“Services” has the meaning given such term in Section 4.1 of this Agreement.

“SHC” has the meaning given such term in the introduction to this Agreement.

“SHC Consignment Contract” means any contract between SHC and a third party that provides that SHC will sell motor fuel on a consignment basis at a convenience store or retail fuel outlet owned or leased by the third party.

“SHC Distribution Contract” means that certain Fuel Distribution Agreement, dated as of [•], by and among Susser Petroleum Operating Company LLC, Susser Petroleum Company LLC and Stripes LLC, providing for the wholesale distribution of motor fuel by the Partnership Entities to the SHC Stores (or any location at which the SHC Entities sell fuel pursuant to any SHC Consignment Contract).

“SHC Entities” means SHC and any Person controlled, directly or indirectly, by SHC other than the General Partner or a member of the Partnership Group; and “SHC Entity” means any of the SHC Entities.

“SHC Store” means any retail convenience store operated by the SHC Entities at which SHC sells motor fuel.

“Subsidiary” has the meaning given such term in the Partnership Agreement.

“Third Year Option Period” has the meaning given such term in Section 2.2(a) of this Agreement.

“Third Year Option Stores” has the meaning given such term in Section 2.2(a) of this Agreement.

“Voting Stock” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

ARTICLE II
Business Opportunities Offered to the Partnership

2.1           Exclusive Right and Obligation to Distribute Motor Fuel Volumes Sold by SHC.

(a)           Exclusive Motor Fuel Distribution.  Except as permitted by Section 2.1(c), for a period of ten year following the Closing Date,

(i)            Each SHC Entity is required to purchase all motor fuel volumes that it sells for its own account from a Partnership Group Member; and

(ii)           The Partnership shall cause one or more of the Partnership Group Members to distribute all motor fuel volumes that SHC may desire to purchase from the Partnership Group.

(b)           Determination of Distribution Terms.  All motor fuel volumes required by SHC for its own account will be provided to SHC pursuant to the terms of the SHC Distribution Contract. Any motor fuel volumes required by SHC for its own account for Future SHC Stores or SHC Consignment Contracts that are not subject to the SHC Distribution Contract as of the date of Closing (and which do not become subject to the SHC Distribution Contract in accordance with Section 2.2(e)(iii) following an exercise of the Partnership’s Sale and Leaseback Option) shall be provided by the Partnership to SHC (i) pursuant to such terms as they may mutually agree to following good faith negotiations or, (ii) in the event that the Partnership and SHC do not reach agreement following such negotiations, at the Partnership’s cost per gallon (as defined in the commodity schedule attached to the  SHC Distribution Contract)(the “Partnership’s Cost Per Gallon”) plus the Alternate Fuel Sales Rate.

(c)           Permitted Exceptions.

(i)            Notwithstanding any provision of Section 2.1(a) to the contrary, any SHC Entity may purchase motor fuel from a third party in the event that such SHC Entity acquires a retail convenience store or other retail fuel outlet that is subject to an existing motor fuel wholesale distribution agreement (“Pre-Existing Distribution Contract”) at the time of its acquisition by SHC; provided that SHC shall be required to purchase its motor fuel requirements for any such store from the Partnership Group as soon as reasonably possible and, in any case, no later than the expiration of the remaining initial term of the applicable Pre-Existing Distribution Contract.

(ii)           Any SHC Entity shall be permitted to contract with any third party to sell motor fuel on a consignment basis (where the third party, as consignor, holds title to the motor fuel until it is sold to the retail customer) as permitted pursuant to Section 3 of the SHC Distribution Contract.

(iii)          SHC may purchase motor fuel pursuant to bulk sales contracts until the earlier of (a) the date the Partnership Group Members obtains the necessary permits to purchase motor fuel pursuant to bulk sales contracts or (b) 60 days following the Closing Date; provided, however, that SHC will sell any volumes purchased pursuant to this Section 2.1(c)(iii) to the Partnership at cost to SHC for such motor fuels.

(iv)          If during any period of this Agreement, the amount of any motor fuel volumes that Partnership is required to deliver to SHC is prescribed by government rules, regulations or orders, or if for any reason the Partnership’s supplies of motor fuel are inadequate to meet the needs of SHC and its other customers, the Partnership, in its sole discretion, may allocate motor fuel to SHC and its other customers and any shortfall in volumes requested by SHC pursuant to Section 2.1(a)(ii) of this agreement shall not be deemed to be a breach of this Agreement.   In the event that the Partnership is unable to distribute all motor fuel volumes that SHC desires to purchase from the Partnership, SHC may purchase from third parties its requirements of any motor fuel volumes in excess of the amounts of such motor fuel supplied by the Partnership Group Members.

2.2           Sale and Leaseback Option. SHC, on behalf of itself and the other SHC Entities, hereby grants to the Partnership Group Members the option (the “Sale and Leaseback Option”) to purchase SHC Stores and simultaneously lease such stores back to SHC, subject to the provisions of this Section 2.2.

(a)           Exercise Period and Scope of Sale and Leaseback Option.

(i)            The Sale and Leaseback Option will include up to 75 SHC Stores and extend for three years after the Closing Date as follows:

(A)          during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “First Year Option Period”),  the Partnership Group Members shall have the right to purchase no fewer than 15 SHC Stores (the “First Year Option Stores”), to be selected in accordance with the provisions of Section 2.2(b) herein, and the Partnership may exercise from time to time and at its sole discretion the Sale and Leaseback Option with respect to any or all of the First Year Option Stores during the First Year Option Period;

(B)           during the period beginning on the day after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date (the “Second Year Option Period”), the Partnership Group Members shall have the right to purchase no fewer than 25 SHC Stores (the “Second Year Option Stores”), to be selected in accordance with the provisions of Section 2.2(b) herein, and the Partnership may exercise from time to time and at its sole discretion the Sale and Leaseback Option with respect to any or all of the Second Year Option Stores during the Second Year Option Period; and

(C)           during the period beginning on the day after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date (the “Third Year Option Period”), the Partnership Group Members shall have the right to purchase no fewer than 35 SHC Stores (the “Third Year Option Stores”), to be selected in accordance with the provisions of Section 2.2(b) herein, and the Partnership may exercise from time to time and at its sole discretion the Sale and Leaseback Option with respect to any or all of the Third Year Option Stores during the Third Year Option Period.

(ii)           Notwithstanding any provision of Section 2.2(a)(i) to the contrary, the Parties may mutually agree to accelerate the identification and designation of Option Stores and the exercise of the Sale and Leaseback Option.

(b)           Determination of Option Stores.

(i)            Option Stores may consist of any SHC Stores existing prior to the Closing (each, an “Existing SHC Store”) or any SHC Stores constructed or acquired by SHC after the Closing (each, a “Future SHC Store”), in either case, that are owned by SHC or will be owned by SHC at the time of any exercise of the Sale and Leaseback Option; provided, however, that SHC may not designate any Existing SHC Stores as Option Stores unless there are no Future SHC Stores identified on any Annual Construction Plan delivered during the Option Periods that have not previously been designated as Option Stores.  Each SHC Store designated as an Option Store shall continue to be deemed an Option Store for any subsequent Option Periods until and unless such Option Store is purchased pursuant to the Sale and Leaseback Option or removed in accordance with Section 2.2(b)(iii).

(ii)           Within [X] days following the Closing Date, SHC shall provide a preliminary list to the Partnership of the Future SHC Stores that SHC anticipates opening prior to the end of fiscal year 2012, indicating those Future Stores that will be included as Option Stores for the First Year Option Period (the “Preliminary Option Store List”).  Thereafter, Option Stores shall be identified on the Annual Construction Plan provided pursuant to Section 2.3 and may be identified by SHC in any Proposed Acquisition Notice provided pursuant to Section 2.4.

(iii)          No later than fifteen (15) days after the Partnership’s receipt of a Preliminary Option Store List and any Annual Construction Plan, the Partnership will give SHC a preliminary indication of the Option Stores the Partnership intends to purchase during the current Option Period (each, a “Preliminary Purchase Notice”).  For avoidance of doubt, the Preliminary Purchase Notices will not be binding on SHC or the Partnership but will be provided in good faith to assist with each Party’s planning and budgetary processes.  Subject to the provisions of Section 2.2(b)(i), prior to the delivery of a definitive Exercise Notice as to any Option Store pursuant to Section 2.2(c) below, SHC may revise the Preliminary Option Store List and any Annual Construction Plan at any time to effect a substitution of any Option Store and the Partnership will similarly retain the right to revise any Preliminary Purchase Notice to remove or substitute any Option Store.  Written notice of any such substitution or revision shall be delivered in accordance with the provisions of Section 6.2.

(c)           Exercise Notice. In order to exercise the Sale and Leaseback Option, the Partnership will provide written notice to SHC of its desire to exercise the Sale and Leaseback Option (each such notice, an “Exercise Notice”), indicating one or more Option Stores that the Partnership would like to purchase and the proposed date of the closing of such purchase (each, an “Option Closing Date”).  Such Exercise Notice must be sent prior to the expiration of the applicable Option Period; provided, however, that if the Exercise Notice has been sent by the Partnership prior to the expiration of the applicable Option Period, the Option Period shall automatically be extended until the Option Closing Date set forth in the applicable Exercise Notice.  The exercise of any Sale and Leaseback Option pursuant to this Section 2.2(c) will not require the approval of the Conflicts Committee.

(d)           Purchase Price; Adjustment of Purchase Price.

(i)            Within thirty (30) days of receipt of an Exercise Notice, SHC shall provide the Partnership with the purchase price of each Option Store identified in such Exercise Notice (each, an “Option Purchase Price”), which purchase price shall be equal to (i) SHC’s actual cost to construct such Option Store, including real estate and construction costs, calculated consistently with SHC’s prior practices when engaging in sale and leaseback transaction with third parties or (ii) SHC’s actual cost to acquire such Option Store if acquired from a third party, in either case, as indicated on a worksheet showing the calculation of such  cost, certified in writing by an appropriate officer of SHC (each, a “Certificate of Cost”).  As to any Future SHC Store purchased pursuant to the Sale and Leaseback Option prior to the date the final cost of such store has been conclusively determined, the estimated cost (the “Estimated Option Purchase Price”) may be provided in lieu of actual cost.

(ii)           With respect to any New SHC Store purchased by the Partnership prior to the date the final cost to SHC to construct the store has been determined, within one hundred twenty (120) days after the Option Closing Date, SHC shall deliver an amended Certificate of Cost reflecting the actual cost to construct the store, together with a worksheet, certified in writing by an appropriate officer of SHC, showing the difference, if any, between the Estimated Option Purchase Price and the Option Purchase Price.  Within five (5) days after the Partnership’s receipt of the Certificate of Cost:

(A)          if the Option Purchase Price exceeds the Estimated Option Purchase Price, the Partnership shall promptly deliver to SHC, by wire transfer of immediately available funds to the account designated by SHC, an amount equal to such excess;

(B)           if the Estimated Option Purchase Price exceeds the Option Purchase Price, SHC shall promptly deliver to the Partnership, by wire transfer of immediately available funds to the account designated by the Partnership, an amount equal to such excess; and

(C)           if the Estimated Option Purchase Price is equal to the Estimated Option Purchase Price, neither SHC nor the Partnership shall have any further obligation under this Section 2.2(c).

(e)           Sale and Leaseback Transaction Closing.

(i)            Option Store Sale Closing.  On the Option Closing Date, SHC shall transfer [indefeasible title] to the applicable Option Stores to the Partnership or such other member of the Partnership Group designated by the Partnership, free and clear of any liens other than Permitted Liens, and, in exchange therefore, the Partnership shall pay to SHC the Option Purchase Price or the Estimated Option Purchase Price, as applicable.

(ii)           Lease Agreement.  Simultaneously with the purchase of an Option Store by a member of the Partnership Group, the applicable SHC Entity, as lessee, and the applicable Partnership Group Member, as lessor, will enter into a lease agreement (“Lease”) with respect to the purchased Option Store, the form of which is attached hereto as Exhibit B. The Lease will provide for an initial annual rental rate of 8% of the Option Purchase Price and an initial term of 15 years from the date of execution, renewable at SHC’s option for five consecutive five-year renewal terms.  If SHC exercises its renewal option under a Lease, the annual rental rate will increase by 15% for the first five-year renewal period, and by an additional 5% for each subsequent five-year renewal period.

(iii)          Addition of Purchased Option Stores to SHC Distribution Contract.  To the extent not already included in the SHC Distribution Contract, each Option Store purchased by the Partnership will be added to the SHC Distribution Contract for a term of ten years from the Option Closing Date and motor fuel supplied to such Option Store location shall be sold by the Partnership, on a per-gallon basis, at a margin of $0.03 above the Partnership’s Cost Per Gallon.

2.3           Annual Construction Plan.  Within fifteen (15) days prior to the end of each fiscal year, beginning with the first fiscal year ending after the Closing Date, SHC shall provide a construction plan to the Partnership (“Annual Construction Plan”) which shall reflect, among other things:

(a)           The Future SHC Stores that SHC expects to construct and open during the following fiscal year including the location, anticipated date of opening or acquisition and, if available, estimated annual volumes of fuel expected to be sold at such locations, and whether each such Future SHC Store is being designated as an Option Store, or if such Future SHC Store is not so designated, the terms upon which SHC proposes to offer the Partnership the right to distribute fuel to such Future SHC Store;

(b)           Any locations at which SHC expects to execute or acquire SHC Consignment Contracts in the ordinary course of business during the next following year, including the location, anticipated date of opening and/or acquisition and, if available, estimated annual volumes of fuel expected to be sold at such locations, and the proposed terms upon which SHC proposes to offer the Partnership the right to distribute fuel to such location; and

(c)           The proposed terms for any sale and leaseback transactions with respect to any SHC Store that SHC intends to offer for sale to the Partnership (“Additional Sale Leaseback Stores”), outside of the Sale and Leaseback Option granted hereunder.

2.4           Right to Participate in Acquisitions.  In the event that any SHC Entity proposes to acquire from a third party any convenience stores, wholesale motor fuel distribution agreements, convenience store sites, independently operated consignment locations, or any other retail or wholesale fuel distribution assets, contracts or operations or any entity that owns the same, on a stand-along basis or as part of a larger acquisition (in any such case, a “Proposed Acquisition”), SHC shall promptly provide notice to the Partnership (“Proposed Acquisition Notice”) of the Proposed Acquisition and offer the Partnership the opportunity to (a) acquire any wholesale fuel distribution assets, contracts or operations included in such Proposed Acquisition and (b) to negotiate the fuel supply terms for distributing fuel to any retail stores or consignment locations included in such Proposed Acquisition, subject to the exceptions provided in Section 2.1(c). The Partnership may elect not to participate in such Proposed Acquisition or negotiate with SHC in good faith to determine the terms upon which to jointly pursue the Proposed Acquisition. If within [seven (7)] days after the Partnership’s receipt of the Proposed Acquisition Notice, the Partnership has not elected to participate in such Proposed Acquisition or if SHC and the Partnership have not otherwise reached an agreement on the acquisition terms within [30] days after the Partnership’s receipt of the Proposed Acquisition Notice [or such shorter period of time as may be specified in any process or by the seller], SHC may proceed with the Proposed Acquisition without the Partnership’s participation.

ARTICLE III
Indemnification

3.1           Environmental Indemnification.

(a)           Subject to the provisions of Section 3.3, SHC shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any

Covered Environmental Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee relating to:

(i)            the Partnership Assets, but only to the extent the violations, events, omissions or conditions giving rise to such Covered Environmental Losses occurred or existed on or before the Closing Date, even if such liability does not accrue until after the Closing Date; and

(ii)           the Retained Assets.

(b)           Subject to the provisions of Section 3.3, the Partnership shall indemnify, defend and hold harmless the SHC Entities from and against any Covered Environmental Losses suffered or incurred by the SHC Entities relating to the Partnership Assets, but only to the extent the violations, events, omissions or conditions giving rise to such Covered Environmental Losses first occurred after the Closing Date; provided however, that the SHC Entities shall not be entitled to the indemnity in this Section 3.1(b) for Covered Environmental Losses to the extent caused by gross negligence, bad faith or fraud or willful misconduct of any SHC Entity.

(c)           The aggregate liability of SHC under Section 3.1(a)(i) shall not exceed $15 million and such indemnification obligation shall survive for three years from the Closing Date; provided, however, that any such indemnification obligation with respect to any Covered Environmental Losses shall survive the time at which it would otherwise expire pursuant to this Section 3.1(c) if notice of any such Covered Environmental Losses is properly given to SHC prior to such time.  The aggregate liability of the Partnership under Section 3.1(b) shall not exceed $15 million and such indemnification obligation shall survive for three years from the Closing Date; provided, however, that any such indemnification obligation with respect to any Covered Environmental Losses shall survive the time at which it would otherwise expire pursuant to this Section 3.1(c) if notice of any such Covered Environmental Losses is properly given to the Partnership prior to such time.

(d)           No claims may be made for indemnification pursuant to Section 3.1 unless and until, and no Party shall be liable to provide indemnification pursuant to this Section 3.1 unless and until, the aggregate dollar amount of the Losses suffered or incurred by the Indemnified Party exceeds $250,000 and then only for Losses in excess of $250,000, subject to the limitations of Section 3.1(c).

(e)           Notwithstanding anything herein to the contrary, in no event shall SHC or the Partnership have any indemnification obligations under this Agreement for Losses that arise solely as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.

3.2           Additional Indemnification.

(a)           Subject to the provisions of Section 3.3, SHC shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee resulting from or arising out of:

(i)            the failure of the Partnership Group to have good and marketable title to the Partnership Assets, to the extent that such failure renders the Partnership Group liable or unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by the SHC Entities immediately prior to the Closing Date as generally described in the Registration Statement;

(ii)           the failure of the Partnership Group to have on the Closing Date any consent, license, permit or approval necessary to allow the Partnership Group to own or operate the Partnership Assets in substantially the same manner that the Partnership Assets were owned or operated by the SHC Entities immediately prior to the Closing Date;

(iii)          the cost of curing any failure or condition set forth in clause (i) or clause (ii) of this Section 3.2(a) that does not allow any Partnership Asset to be operated in substantially the same manner that the Partnership Assets were owned and operated immediately prior to the Closing Date;

(iv)          all federal, state and local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, including (A) any such income tax liabilities of the Partnership Group that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date and (B) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provisions from applicable state, local or foreign law, by contract, as successor, transferee or otherwise and which income tax is attributable to having been a member of any consolidated combined or unitary group prior to the Closing Date; and

(v)           (A) the assets or operations of the SHC Entities and (B) the Partnership Assets and the operations of any Partnership Group Member prior to the Closing Date, except to the extent that SHC is indemnified with respect to the Losses described under Section 3.1(b);

provided; however, that in the case of clauses (i), (ii), (iii) and (v) above, such indemnification obligations shall survive for three years from the Closing Date; and that in the case of clause (iv) above, such indemnification obligations shall survive until sixty (60) days after termination of any applicable statute of limitations; provided, further, however, that any such indemnification obligations provided for in this Section 3.2(a) shall survive the time at which they would otherwise expire pursuant to this Section 3.2(a) if notice of any such Losses is properly given to SHC prior to such time.

(b)           Subject to the provisions of Section 3.3, in addition to and not in limitation of the indemnification provided under this Article III, the Partnership shall indemnify, defend and hold harmless the SHC Entities from and against any Losses suffered or incurred by the SHC Entities by reason of or arising out of events and conditions associated with the operation of the Partnership Assets that occur on or after the Closing Date (other than Covered Environmental Losses, which are covered by Section 3.1).

(c)           Notwithstanding anything herein to the contrary, in no event will the Indemnifying Party be obligated to indemnify the Indemnified Party for any claims, losses or expenses or income taxes referred to in Section 3.1(a) and Section 3.2(a)(i)-(iv), if, and to the extent that such claims, losses or expenses or income taxes were either (i) reserved for in the Indemnified Party’s financial statements as of the Closing Date, or (ii) are recovered under available insurance coverage, from contractual rights or other recoveries against any third party.

3.3           Indemnification Procedures.

(a)           The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article III, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).  Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under this Section 3.3 will not relieve the Indemnifying Party from liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay or the Indemnifying Party does not receive notice of the claim prior to the expiration of the applicable indemnity survival period in Sections 3.1 and 3.2.

(b)           The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article III, including the selection of counsel (provided that if such claim involves Covered Environmental Losses, such counsel shall be reasonably acceptable to the Indemnified Party), determination of whether to appeal any decision of any court or similar authority, performance of any Environmental Activity associated with any Covered Environmental Losses and the settling of any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability of failure to act, by or on behalf of such Indemnified Party.

(c)           The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article III, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d)           In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim, (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third parties and (iii) any correlative tax benefit.

(e)           NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

ARTICLE IV
Provision of Services; Reimbursement

4.1           Agreement to Provide Services.  Until such time as this Agreement is terminated as provided in Section 6.4, SHC hereby agrees to provide the Partnership Group with such general and administrative services and management and operating services as may be necessary to manage and operate the business and affairs of the Partnership Group, including accounting, audit, business development, corporate record keeping, treasury services (including cash management), real property/land, legal, operations/engineering, investor relations, risk management, commercial/marketing, information technology, insurance, government relations/compliance, tax, payroll, human resources and environmental, health and safety (collectively, “Services”).  The Services shall be consistent in nature and quality to the services of such type previously provided by SHC or its Affiliates in connection with the management and operation of the Partnership Assets prior to the Closing Date.

4.2           Reimbursement by Partnership.  Subject to and in accordance with the terms and provisions of this Article IV and such reasonable allocation and other procedures as may be agreed upon by SHC and the General Partner from time to time, the Partnership hereby agrees to reimburse SHC for all reasonable direct and indirect costs and expenses incurred by SHC or its Affiliates (other than the Partnership Group) in connection with the provision of the Services to the Partnership Group, including the following:

(a)           any payments or expenses incurred for insurance coverage and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Partnership Assets or the business of the Partnership Group;

(b)           any costs incurred in connection with the provision of information technology services;

(c)           salaries and related benefits and expenses of personnel employed by SHC or its Affiliates (other than the Partnership Group) who render Services to the Partnership Group, plus general and administrative expenses associated with such personnel; it being agreed, however, that such allocation shall not include any costs or expenses attributable to SHC equity compensation awards;

(d)           any taxes or other direct expenses paid by SHC or its Affiliates for the benefit of the Partnership Group; and

(e)           all expenses and expenditures incurred by SHC or its Affiliates as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, legal fees and independent director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by SHC or its Affiliates consist of an allocated portion of costs and expenses incurred by SHC or its Affiliates for the benefit of both the Partnership Group and the other Affiliates of SHC, such allocation shall be made on a reasonable cost reimbursement basis as determined by SHC.

4.3           Agency Designation and Powers.

(a)           Designation of Partnership as Agent.  SHC hereby appoints the Partnership as its agent to perform certain Financial Administration Functions for the benefit of SHC during the term of this Agreement and to exercise such powers and perform such duties as are expressly delegated to SHC by the terms of this Agreement, together with such powers as are reasonably incidental thereto.  Partnership hereby accepts such appointment and agrees to perform such Financial Administration Functions as required by SHC.  Except for the duties and responsibilities expressly set forth in this Agreement, Partnership shall not have or be deemed to have any fiduciary relationship with SHC, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, or otherwise exist against Partnership.  Further, it is acknowledged and agreed that Partnership shall not be obligated to follow any such direction of SHC under this Agreement, if Partnership, in its sole discretion, determines complying with such direction could expose Partnership to any material liability or violation of law, regardless of whether Partnership is indemnified therefor.

(b)           Designation of SHC as Agent.  Partnership hereby appoints the SHC as its agent to perform certain Financial Administration Functions for the benefit of Partnership during the term of this Agreement and to exercise such powers and perform such duties as are expressly delegated to Partnership by the terms of this Agreement, together with such powers as are reasonably incidental thereto.  SHC hereby accepts such appointment and agrees to perform such Financial Administration Functions as required by the Partnership.  Except for the duties and responsibilities expressly set forth in this Agreement, SHC shall not have or be deemed to have any fiduciary relationship with Partnership, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, or otherwise exist against SHC.  Further, it is acknowledged and agreed that SHC shall not be obligated to follow any such direction of Partnership under this Agreement, if SHC, in its sole discretion, determines complying with such direction could expose SHC to any material liability or violation of law, regardless of whether SHC is indemnified therefor.  The term “Agent” as used in this Agreement shall refer to each of the Partnership in its capacity as agent to SHC as set forth in Section 4.3(a) and SHC in its capacity as agent to the Partnership as set forth in Section 4.3(b).  The term “Principal” as used in this Agreement shall refer to each of the SHC in its capacity as principal of Partnership as set forth in Section 4.3(a) and Partnership in its capacity as principal of Partnership as set forth in Section 4.3(b).

(c)           Authorization.  The parties hereto agree that Agent shall have general authority to perform the following functions for the benefit of the Principal (such functions collectively described as “Financial Administration Functions”) :

(i)            Invoicing;

(ii)           Collection of accounts receivable;

(iii)          Collection of notes receivable;

(iv)          Credit card processing;

(v)           Billing and collection of rent and property taxes;

(vi)          Credit management;

(vii)         Application/posting of payments;

(viii)        Payment of vendors;

(ix)           Employee benefit management;

(x)            payroll processing;

(xi)           Human resource management;

(xii)          IT/web portal management.

(d)           Limitation of Liability; Indemnification.  Neither Agent nor any of its representatives shall be liable to Principal or its affiliates (or any Person asserting any claim with respect to any of them) for any action taken or omitted to be taken by it or them hereunder or under this Agreement in good faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by this Agreement or be responsible for the consequences of any error of judgment, except to the extent arising from its gross negligence, willful misconduct or fraud.   Principal hereby agrees to defend, indemnify and hold Agent harmless from and against all losses, costs or liabilities which Agent may incur with respect to any claim asserted against Agent by reason of its acting under this Agreement.

4.4           [Netting of Payments. Agent will promptly transmit to Principal all documents, monies, bills, invoices, correspondence and other communications received by Agent on behalf of Principal from any other party in connection with providing the Financial Administration Functions. If any amounts are payable by each Party to the other, then, on such date, each Party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one Party exceeds the aggregate amount that would otherwise have been payable by the other Party, replaced by an obligation upon the Party by whom the larger aggregate amount would have been payable to pay to the other Party the excess of the larger aggregate amount over the smaller aggregate amount.]

ARTICLE V
License of Name and Mark

5.1           Grant of License.  Upon the terms and conditions set forth in this Article V, SHC hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty free right and license (“License”) to use the name “Susser” (the “Name”) and any associated or related marks (the “Mark”).

5.2           Ownership and Quality.  The Partnership agrees that ownership of the Name and the Mark and the goodwill relating thereto shall remain vested in SHC both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of SHC’s ownership of the Name and Mark or any registration thereto by SHC.  In connection with the use of the Name and the Mark, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in the Name and the Mark or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledges that the use of the Name and the Mark shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Mark by the Partnership or any other member of the Partnership Group, shall inure to the benefit of SHC.  The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Mark in accordance with such quality standards established by SHC and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to SHC and justifies the License.

5.3           Termination.  The License shall terminate upon a termination of this Agreement pursuant to Section 6.4.

ARTICLE VI
Miscellaneous

6.1           Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.  Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Delaware and to venue in Delaware.

6.2           Notice.  All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

For notice to SHC:

Susser Holdings Corporation
4525 Ayers Street
Corpus Christi, Texas 78415
Attention: General Counsel
Phone: (361) 884-2463

For notice to the Partnership Entities:

Susser Petroleum Partners GP LLC
555 East Airtex Drive
Houston, Texas 77073
Attention: General Counsel
Phone: (832) 234-3600

6.3           Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.  In the event of a conflict between the provisions of this Agreement and the provisions of the Partnership Agreement, the provisions of the Partnership Agreement shall control.

6.4           Termination.

(a)           Termination by SHC.  Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Common Units held by the General Partner, SHC and their Affiliates are not voted in favor of such removal, then this Agreement, other than the provisions set forth in Article III hereof, may be terminated by SHC with 180 days’ prior written notice.

(b)           Survival of Obligations under Article III.  For the avoidance of doubt, the Parties’ indemnification obligations under Article III shall survive the termination of this Agreement in accordance with their respective terms.

6.5           Effect of Waiver or Consent.  No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.  Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

6.6           Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

6.7           Assignment; Third-Party Beneficiaries.  No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto.  Each of the Parties hereto specifically agrees that each Partnership Group Member, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.  Except as contemplated by the preceding sentence, this Agreement does not create any rights or benefits for any entity or individual other than the Parties.

6.8           Successors.  This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

6.9           Continuation of Work During Dispute.  Notwithstanding any dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of the dispute.

6.10         Counterparts.  This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

6.11         Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

6.12         Rules of Construction.  Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.  All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.  Unless otherwise specifically indicated or the context otherwise requires, the terms “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation.”

6.13         Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.14         Withholding or Granting of Consent.  Unless otherwise provided herein, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

6.15         Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party shall take any act, or fail to take any act, under this Agreement which would violate any applicable law, statute, rule or regulation.

6.16         Negation of Rights of Limited Partners, Assignees and Third Parties.  Except as set forth in Section 6.7, the provisions of this Agreement are enforceable solely by the Parties, and no stockholder, limited partner, member or assignee of SHC, the Partnership or other Person shall have the right, separate and apart from SHC or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

6.17         No Recourse Against Officers or Directors.  For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of SHC, the General Partner, the Partnership or any Partnership Group Member.

6.18         Legal Compliance.  The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

SUSSER HOLDINGS CORPORATION

By:
Name:	Sam L. Susser
Title:	President and Chief Executive Officer

SUSSER PETROLEUM PARTNERS LP

By:	Susser Petroleum GP LLC, its general partner

By:
Name:	Rocky B. Dewbre
Title:	President and Chief Operating Officer

SUSSER PETROLEUM GP LLC

By:
Name:	Rocky B. Dewbre
Title:	President and Chief Operating Officer

Signature Page to the Omnibus Agreement